Accession Number: 0000003327-96-000003
As filed with the Securities and Exchange Commission on January 31, 1996
                                                 Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                    -----------------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933
                              ---------------------

                             ALBERTO-CULVER COMPANY
             (exact name of registrant as specified in its charter)

         Delaware                                            36-2257936
(State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                          Identification No.)
                              2525 Armitage Avenue
                          Melrose Park, Illinois 60160
                               Phone: 708/450-3000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

      Raymond W. Gass                               Bell, Boyd & Lloyd
Vice President and General Counsel               Three First National Plaza
 Alberto-Culver Company                        Chicago, Illinois  60602-4207
  2525 Armitage Avenue                          Attention:  J. Craig Walker
Melrose Park, Illinois  60160
            (Name, address, including zip code, and telephone number,
                   including area code, of agents for service)
                    -----------------------------------------
         Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.           [    ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]
                       -----------------------------------

                         CALCULATION OF REGISTRATION FEE

                                                        Proposed         Proposed
          Title of each class          Amount           maximum          maximum
             of securities             to be            offering price   aggregate        Amount of
            to be registered           Registered       per unit (1)     offering price   registration fee
Class A Common Stock, par value $.22
per share                              380,276 shares   $33.625          $12,786,781      $4,409.27
===================================== ===============  ================  ===============  ==================

      (1)Calculated in accordance with Rule 457(c) on the basis of the average of the high and low sale prices of the registrant's Class A Common Stock on January 30, 1996, as reported on the New York Stock Exchange Composite Tape.



         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                             ALBERTO-CULVER COMPANY
                              CROSS-REFERENCE SHEET

                  Showing Location in Prospectus of Information
                          Required by Items on Form S-3



Item Number and Caption                                          Page or Caption in Prospectus

1.       Forepart of the Registration Statement and              Cover Page of Prospectus
         Outside Front Cover Page of Prospectus


2.       Inside Front and Outside Back Cover Pages of            Available Information, Documents
         Prospectus                                              Incorporated by Reference


3.       Summary Information, Risk Factors and Ratio             *
         of Earnings to Fixed Charges


4.       Use of Proceeds                                         *


5.       Determination of Offering Price                         *


6.       Dilution                                                *


7.       Selling Security Holders                                Selling Stockholder


8.       Plan of Distribution                                    Plan of Distribution


9.       Description of Securities to be Registered              *


10.      Interests of Named Experts and Counsel                  *


11.      Material Changes                                        *


12.      Incorporation of Certain Information by                 Documents Incorporated by Reference
         Reference


13.      Disclosure of Commission Position on                    *
         Indemnification for Securities Act Liabilities

-------------------
*    Not applicable.



                              Subject to Completion
                  Preliminary Prospectus Dated January 31, 1996
                                   PROSPECTUS
                             ALBERTO-CULVER COMPANY
                              2525 Armitage Avenue
                          Melrose Park, Illinois 60160
                                  708/450-3000
                                  -------------
                                 380,276 Shares
                              Class A Common Stock
                                 $.22 par value
                               ------------------

         This prospectus relates to up to 380,276 shares ("Shares") of Class A Common Stock, $.22 par value ("Class A Common Stock"), of Alberto-Culver Company (together with its subsidiaries, the "Company") which may be offered and sold from time to time for the account of Leonard H. Lavin, Chairman of the Company (the "Selling Stockholder"). The Company will receive no part of the proceeds of any sales of the Shares.

         The distribution of the Shares by the Selling Stockholder may be effected from time to time in one or more transactions on the New York Stock Exchange (which may involve crosses or block transactions), in special offerings, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholder may engage one or more brokers to act as principal or agent in making sales, who may receive discounts or commissions from the Selling Stockholder in amounts to be negotiated. The Selling
Stockholder and any such brokers may be deemed "underwriters" under the Securities Act of 1933 of the Shares sold.

         The closing sale price of the Class A Common Stock on January 30, 1996, as reported on the New York Stock Exchange Composite Tape, was $332.
                                                ------------------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS
                   THE COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                              ---------------------

                  The date of this prospectus is [_______ __],
                                     1996.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission. Such materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 75 Park Place, New York, New York 10007. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials also can be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         The Company has filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.

         The Company will provide without charge to each person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference into this prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Such written or oral request should be directed to Alberto-Culver Company, 2525 Armitage Avenue, Melrose Park, Illinois 60160, Attention: Secretary; telephone 708/450-3000.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents heretofore filed by the Company with the Securities and Exchange Commission are incorporated herein by reference:

         (1) The Company's annual report on Form 10-K for the year ended September 30, 1995.


         (2) The description of the Company's Class A Common Stock which is contained in the Company's registration statement on Form 8-A dated May 5, 1986.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         No person has been authorized to give any information or to make any representations not contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholder. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered to any person in any jurisdiction where such offer would be unlawful. The delivery of the prospectus or any sale of the Shares hereby does not imply that there has been no change in the Company's affairs since the date hereof.

                                   THE COMPANY

         The principal business of Alberto-Culver Company and its consolidated subsidiaries (herein referred to collectively as the "Company," unless indicated otherwise) is developing, manufacturing, distributing and marketing hair care and other branded consumer products.

         The Company also is the world's largest specialty distributor of professional beauty and barber products, through its Sally Beauty Company subsidiary's 1,494 stores (as of September 30, 1995) in the United States, United Kingdom and Japan.

         The Company's major personal care products in the United States include Alberto VO5 shampoos and conditioners, Alberto VO5 conditioning hairdressing, Alberto VO5 Hot Oil treatment, the TRESemme line of hair care products, Consort hair sprays, FDS feminine deodorant sprays and the TCB line of hair care products for the ethnic market. Other branded consumer products include food and grocery products, such as Mrs. Dash salt-free seasonings, Molly McButter dairy sprinkles, SugarTwin sugar substitute and Static Guard anti-static spray.

         The Company's products are sold in more than 100 countries. Through its Cederroth International subsidiary headquartered in Sweden, the Company manufactures and sells health, hygiene and personal care products throughout Sweden, Finland, Norway, Denmark and in Spain and Italy. Major products include Salvekvick bandages, Alberto VO5 shampoos and conditioners, Samarin antacids and Seltin salt substitute. In April 1995, Cederroth acquired the Toiletries Division of Molnlycke AB, which includes consumer products such as Bliw liquid soaps, Date anti-perspirants and cologne for women, Family Fresh shampoo and shower products, Suketter artificial sweetener and Hermanent home permanents. On or about February 6, 1996, the Company expects to acquire all the stock of St. Ives Laboratories, Inc., which develops, manufactures and markets personal care products under its SWISS FORMULA brand and manufactures custom label products for sale by other companies.

         Other major international markets include Canada, Mexico, Puerto Rico, Australia, Italy and New Zealand.

         The Company's principal executive officers are located at 2525 Armitage Avenue, Melrose Park, Illinois 60160; telephone 708/450-3000.

                               SELLING STOCKHOLDER

         The Selling Stockholder is Leonard H. Lavin, founder, Chairman of the Board and a director of the Company. The 380,276 shares of Class A Common Stock covered by this prospectus (3.45% of the outstanding Class A Common Stock) represent all of the shares of Class A Common Stock held directly by Mr. Lavin. This number does not include 267,340 and 278,044 shares (2.43% and 2.52%, respectively) of the Class A Common Stock held respectively by (i) trusts of which Mr. Lavin's wife, Bernice E. Lavin, Vice Chairman, Secretary and Treasurer and a director of the Company, is a trustee or co-trustee, and (ii) Lavin Family Foundation, of which Mr. Lavin is a director and President. Mr. Lavin and Mrs. Lavin also own directly or hold as trustees or co-trustees of various trusts an aggregate of 3,476,604 shares and 3,451,344 shares, respectively, of the Company's outstanding Class B Common Stock and Lavin Family Foundation, of which Mr. Lavin is a director and President, owns 12,000 shares of Class B Common Stock. The Class B Common Stock is convertible at the option of the holder on a share-for-share basis into shares of Class A Common Stock.

                              PLAN OF DISTRIBUTION

         The Shares covered by the prospectus may be offered for sale by the Selling Stockholder through Goldman, Sachs & Co. acting as broker-dealer, agent or principal. Such sales may be effected from time to time in one or more transactions on the New York Stock Exchange (which may involve crosses or block transactions), in special offerings, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Goldman, Sachs & Co. may purchase Shares for its own account and resell them in the above-described manner. Goldman, Sachs & Co. will be entitled to receive a negotiated commission per share on its sales of the Shares, and, if purchased for its own account, a discount or concession from the market price prevailing at the time of sale. Goldman, Sachs & Co. may be deemed to be an underwriter, and profits, commissions, and discounts on sales made by Goldman, Sachs & Co. may be deemed to be underwrting compensation, within the meaning of the Securities Act of 1933. The Selling Stockholder has agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act of 1933.

                                     EXPERTS

         The financial statements and schedule of the Company as of September 30, 1995 and 1994, and for each of the years in the three-year period ended September 30, 1995, have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

         The expenses in connection with the issuance and distribution of the Shares, all of which are to be paid by the Selling Stockholder, are estimated to be as follows:

    Registration statement filing fee.............................   $   4,409
    Legal fees and expenses.......................................       5,000
    Accounting fees...............................................       1,500
    Miscellaneous.................................................       1,091
                                                                     ---------
    Total.........................................................    $  12,000

Item 15.  Indemnification of Directors and Officers.

         Section 145 of the General Corporation Law of Delaware authorizes indemnification of directors, officers and employees of Delaware corporations.
Article VIII of the registrant's by-laws (I) authorizes the indemnification of directors and officers (the "Indemnitees") under specified circumstances to the fullest extent authorized by the General Corporation Law of Delaware, (ii) provides for the advancement of expenses to the Indemnitees for defending any proceedings related to specified circumstances, (iii) gives the Indemnitees the right to bring suit against the registrant to enforce the foregoing rights to indemnification and advancement of expenses, and (iv) authorizes the registrant to maintain certain policies of insurance to protect itself and any of its directors, officers or employees. The registrant currently maintains policies of insurance under which the directors and officers of registrant are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.


Item 16.  Exhibits.

         The exhibits to this registration statement are listed in the Exhibit Index hereto, which is incorporated herein by reference.


Item 17.  Undertakings.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                           (i) To include any prospectus required by
                               section 10(a)(3) of the Securities Act
                               of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(I) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by the those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) - (h)   Not applicable.

         (i) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding and excluding any payments by the insurer under the insurance policy referred to in Item 15) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                             ALBERTO-CULVER COMPANY

                                INDEX TO EXHIBITS

                                                                                        Sequential
Number and Description of Exhibit                                                       Page Number*


1.       Inapplicable..........................................................
2.       Inapplicable .........................................................
4.1      Articles 4 and 8 through 15 of registrant's Restated Certificate of
         Incorporation,  as amended (Exhibit 3(a) to registrant's  annual report on Form 10-K for the year ended  September 30, 1988 and Exhibit 3(a)(1)
         to  registrant's  quarterly  report on Form 10-Q for the quarter  ended
         December 31, 1989**).........................................
4.2      Articles I, VI and VII of registrant's by-laws (Exhibit 3(b)(1) to registrant's quarterly report on Form 10-Q for the quarter ended
         December 31, 1989**)....... ...........................................
4.3      Specimen certificate for Class A Common Stock of registrant
         (Exhibit 1 to registrant's registration statement on Form 8-A
         dated April 16, 1986**).   ............................................
5.       Opinion of Raymond W. Gass, Esq., including consent....................
8.       Inapplicable...........................................................
12.      Inapplicable...........................................................
15.      Inapplicable...........................................................
23.1     Consent of KPMG Peat Marwick LLP.......................................
23.2     Consent of Raymond W. Gass, Esq. (Included in Exhibit 5)...............
24.      Inapplicable...........................................................
25.      Inapplicable...........................................................
26.      Inapplicable...........................................................
27.      Inapplicable...........................................................
28.      None...................................................................
99.      Inapplicable...........................................................




--------------------
*        This information appears only in the manually signed original of the registration statement.
**       Incorporated by reference.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in Melrose Park, Illinois on January 29, 1996.


                             ALBERTO-CULVER COMPANY


                            By:              /s/  Howard B. Bernick
                                    ------------------------------------------
                                               Howard B. Bernick
                                         President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement, or amendment thereto, has been signed by the following persons in the capacities and on the date indicated.


                 Signature                                      Title                                    Date

        /s/  Leonard H. Lavin                Chairman of the Board and Director               January 29, 1996
       ------------------------------
            Leonard H. Lavin

         /s/  Howard B. Bernick              President, Chief Executive Officer and           January 29, 1996
       ------------------------------
             Howard B. Bernick               Director


         /s/  Bernice E. Lavin                Vice Chairman, Secretary, Treasurer and          January 29, 1996
       ------------------------------
              Bernice E. Lavin                Director


         /s/  Carol L. Bernick                Executive Vice President, Assistant              January 29, 1996
       ------------------------------
              Carol L. Bernick                Secretary and Director


          /s/ William J. Cernugel             Senior Vice President, Finance &                 January 29, 1996
       ------------------------------
            William J. Cernugel               Controller   (Principal Financial &
                                              Accounting Officer)

       ------------------------------        Director                                         ___________, 1996
              A. Robert Abboud

       ------------------------------         Director                                         ___________, 1996
                A.G. Atwater, Jr.

         /s/  Robert P. Gwinn                 Director                                         January 29, 1996
       ------------------------------
              Robert P. Gwinn

       ------------------------------         Director                                         ___________, 1996
            Leander W. Jennings

       ------------------------------         Director                                         ___________, 1996
              Allan B. Muchin

       ------------------------------         Director                                         ___________, 1996
               Robert H. Rock

         /s/  Harold M. Visotsky, M.D.        Director                                         January 29, 1996
       -------------------------------
          Harold M. Visotsky, M.D.

         /s/  William W. Wirtz                Director                                         January 29, 1996
         -----------------------------
              William W. Wirtz

